EXHIBIT 99.1

Contacts:

Investors:  Judy Hayes, InterMune, Inc., 415-466-2242, ir@intermune.com

Media:  Carolyn Bumgardner Wang, WeissComm Partners, Inc. 415-362-5018, carolyn@weisscomm.net

INTERMUNE ANNOUNCES FOURTH QUARTER AND YEAR END FINANCIAL RESULTS

— Net Loss Reduced by $38 Million vs. 2003 —

— Late-Stage Pipeline Advanced —

— Infergen Revenues Increased by 141% to $22 million —

BRISBANE, Calif., February 7, 2005 — InterMune, Inc. (Nasdaq: ITMN) today announced results from operations for the fourth quarter and year ended December 31, 2004.

“2004 was a year of significant research and development, financial and organizational accomplishments for InterMune.  We reduced our net loss by $38 million and rebuilt the Company, while continuing to advance our late-stage pipeline,” said Dan Welch, InterMune’s President and CEO.  “We improved our balance sheet, focused our business on two strategic therapeutic areas, pulmonology and hepatology, turned Infergen into a growth brand, and strengthened our executive management team.  We are now well positioned to be able to deliver on one of the industry’s most promising and late-staged pipelines of potential idiopathic pulmonary fibrosis (IPF) and hepatitis C (HCV) therapies.”

The Company recorded a net loss for the fourth quarter of 2004 of $21.8 million, or $0.68 per share, a 6% reduction from a net loss of $23.3 million, or $0.73 per share, for the fourth quarter of 2003.

For the fourth quarter of 2004, InterMune’s total revenue was $39.5 million, down 1% from the comparable period in 2003 and up 5% from $37.5 million in the third quarter of 2004.  Sales of Actimmune® (interferon gamma-1b) in the fourth quarter of 2004 were $30.6 million, compared to $35.4 million for the same quarter in 2003, a decline of 13%.  Sales of Infergen® (interferon alfacon-1) were $8.2 million for the fourth quarter of 2004 compared to $3.2 million in the same period of 2003, an increase of 151%.

Cost of goods sold for the fourth quarter of 2004 was $10.1 million, approximately 25% of total revenue, compared to $9.2 million, or approximately 23% of total revenue, in the same quarter of 2003.

Research and development (R&D) expense for the fourth quarter of 2004 was $27.5 million compared to $30.8 million for the same period in 2003.  The fourth quarter 2004 R&D expense includes a one-time payment of $2.5 million to Array BioPharma, Inc. for expanded intellectual property rights granted to InterMune relating to certain compounds discovered under the existing HCV drug discovery collaboration agreement that was established in September 2002.  The decrease in R&D expense from 2003 was largely attributable to the focusing of the Company’s R&D investment in the areas of hepatology and pulmonology and the discontinuation of a number of programs outside of these two strategic areas.

Selling, general and administrative (SG&A) expense for the fourth quarter of 2004 was $23.3 million compared to $20.5 million for the same period in 2003, an increase of 14%.  This increase is largely attributable to the creation of a new Infergen sales force of 31 representatives and expanded marketing and medical information support for this growth brand.

The Company had net interest income for the fourth quarter of 2004 of $0.6 million, compared to net interest expense of $1.9 million for the same quarter in 2003.  The shift from net interest expense to net interest income was primarily due to lower interest expense as a result of the repurchase of $150 million of the Company’s 5.75% convertible subordinated notes due in July 2006, and the impact of the lower interest rate on the Company’s new $170 million 0.25% convertible subordinated notes due in March 2011.

The Company recorded other expense for the fourth quarter of 2004 of $0.4 million that related to a loss on foreign exchange translation.

Results for the Year Ended December 31, 2004

The net loss for the year ended December 31, 2004 was $59.5 million, or $1.86 per share, compared to a net loss for the year ended December 31, 2003 of $97.0 million, or $3.06 per share, a decrease of $37.5 million, or 39%.

The Company recorded total revenue of $151.0 million for the year ended December 31, 2004, compared to $154.1 million for the year ended December 31, 2003, a decrease of 2%.  Actimmune revenue in 2004 equaled $125.0 million, compared to $141.4 million in 2003, a decrease of $16 million, or 12%.  Infergen revenue in 2004 totaled $22.3 million compared to $9.3 million in 2003, an increase of $13 million, or 141%.

Cost of goods sold for the year ended December 31, 2004 was $40.9 million, approximately 27% of total revenue, compared to $36.3 million, or approximately 24% of total revenue, in 2003.  The increase in cost of goods sold in 2004 was primarily due to a shift in the product mix towards a higher proportion of Infergen revenue and a charge of $2.9 million for contractual purchase commitments for excess Actimmune inventory.

R&D expense for the year ended December 31, 2004 was $81.3 million compared to 2003 expense of $119.9 million, a decline of $38.5 million, or 32%. The decrease in 2004 R&D expense is largely the result of focusing the Company’s R&D investment in the areas of hepatology and pulmonology and discontinuing a number of programs unrelated to these two strategic areas.

SG&A expense for the year ended December 31, 2004 was $76.2 million compared to 2003 expense of $68.5 million, an increase of $7.7 million, or 11%.  The increase in 2004 SG&A expense is primarily the result of higher marketing, sales and medical information expense supporting the successful re-launch of the Infergen brand.

Net interest expense for the year ended December 31, 2004 was $1.6 million, compared to net interest expense of $6.0 million for the year ended December 31, 2003.  The decrease in 2004 was primarily due to lower interest expense as a result of the repurchase of $150 million of the Company’s 5.75% convertible subordinated notes due in July 2006, and the impact of the lower interest rate on the Company’s new $170 million 0.25% convertible subordinated notes due in March 2011.

For the year ended December 31, 2004 the Company recorded other expenses of $7.4 million that included a charge of $5.0 million associated with the repurchase of $150 million of the 5.75%

convertible subordinated notes, the acceleration of the amortization of $2.1 million of deferred issuance costs related to these notes, and a loss on foreign exchange translation of $0.4 million.

As of December 31, 2004, the Company’s cash, cash equivalents and available-for-sale securities totaled $183 million.

2004 Year-End Highlights and Upcoming Milestones

Hepatology

•                  The Company progressed enrollment in 2004 in two key trials for patients with chronic HCV who have not responded to pegylated interferon alpha-2 plus ribavirin combination therapy (PEG non-responders):

•                  The first, the DIRECT Trial, is a Phase III study evaluating daily Infergen plus ribavirin. Enrollment of this trial is expected to be completed in the third quarter of 2005, and final data is anticipated to be available in the first half of 2007.

•                  The second is a Phase IIb trial evaluating daily Infergen plus Actimmune, with and without ribavirin. Enrollment of this trial is also expected to be completed by the third quarter of 2005, with final data anticipated in 2007.

•                  At the 55th Annual Meeting of the American Association for the Study of Liver Diseases (AASLD) in October, encouraging data were presented on InterMune’s HCV franchise.

•                  Three separate investigator-initiated studies evaluating the use of daily Infergen plus ribavirin for the treatment of HCV patients showed favorable efficacy results.

•                  A combination study of daily Infergen plus Actimmune therapy in PEG non-responders demonstrated that 44% of the study group had levels of HCV in their blood below the level of detection after 48 weeks of therapy.  Some patients in this study experienced flu-like side effects or required administration of therapy to control white blood cell count reductions.

•                  Pre-clinical data was presented on the discovery and characterization of a number of potent and selective small molecule inhibitors of the HCV NS3/4 protease, a very attractive drug target for HCV.

•                  The Company expanded the scope of its collaboration with Array BioPharma, Inc., which focuses on the discovery and development of small molecule drugs directed against HCV.

Pulmonology

•                  The INSPIRE Trial, a Phase III study evaluating the impact of Actimmune versus placebo on survival in patients with IPF, is enrolling in line with expectations.  Enrollment is expected to be complete by the end of 2005 and data is anticipated in early 2008.

•                  A publication in the January 2005 issue of CHEST, the journal of the American College of Chest Physicians, strongly supported the rationale and study design for the INSPIRE Trial. This publication also referenced data on the sensitivity of the survival endpoint to the treatment affect of Actimmune therapy in patients with IPF, which was strongest and highly statistically significant in patients with baseline forced vital capacity of >55% or diffusing capacity of >30%.

•                  The Company had an end of Phase II meeting with the FDA in December of 2004 to discuss pirfenidone, its small molecule anti-fibrotic, and intends to provide an update on its plans for this compound later this quarter.

•                  InterMune successfully concluded the first year of a partnership with Baxter International, Inc. to co-promote Aralast, a product indicated for hereditary emphysema.

Oncology

•                  An interim progression-free survival analysis of the Phase III trial of Actimmune in ovarian cancer is expected to be completed in the second half of 2005.

Executive Leadership and Business Development

•                  During 2004, the Company strengthened its leadership by recruiting or promoting the following members to its executive management team:

•                  Steve Porter, MD, PhD as SVP of Clinical Development

•                  Bill Bradford, MD, PhD as VP Clinical Science

•                  Howard Simon as SVP of Human Resources and Facilities

•                  Robin Steele as SVP and General Counsel

•                  Tom Kassberg as SVP of Business Development and Strategy

•                  Norman Halleen as SVP and Chief Financial Officer

•                  Candy Robinson, PhD as SVP and Therapeutic Area Team Leader

•                  InterMune is seeking an HCV partner in 2005. Such a partnership could include the PEG-Alfacon program, the protease inhibitor program, a combination of the two or other programs within the HCV portfolio.

•                  The Company continues to work on the divestitures of Amphotec and oritavancin.

2005 Financial Guidance

The Company projects 2005 total revenue to be in the range of $140-160 million.  Cost of goods sold is expected to be in the range of 26-28% of sales, fluctuating based on product mix.

The Company’s guidance for R&D expense is $90-100 million, which represents an increase of 11-23% over actual R&D expense in 2004.  During 2004, the Company launched three large clinical trials in hepatology and pulmonology, and enrollment of these trials accelerated towards the end of the year. These trials are expected to complete enrollment during 2005 and as a result, the total number of patients on study in 2005, compared to 2004, is expected to increase by approximately 75%.  In addition to supporting an expected 75% increase in the number of patients on study, the 2005 R&D spending will also support the HCV protease inhibitor program as well as activities to advance the pirfenidone clinical program.

The Company is projecting SG&A expense to be between $85-95 million, which represents an increase of 12-25% over 2004.  The majority of this increase is attributable to the creation of the new Infergen sales force and greater marketing support for this growth brand.

“We are pleased with the results of our efforts to rebuild InterMune in 2004 and we are confident that we are now well positioned to capitalize on the enormous value potential of our late stage pipeline,” stated Mr. Welch. “In 2005, we will be running three multi-center Phase III trials and a large Phase IIb trial, an impressive development program for a company of our size.  In addition, we expect to continue to advance our promising HCV protease inhibitor program and our pirfenidone program.  Finally, we are encouraged by the strong growth of Infergen in 2004 and we hope to see continued growth in 2005.”

Conference Call and Webcast Details

The Company will host a conference call today at 8:30 a.m. ET to discuss 2004 fourth quarter and year-end financial results, 2005 financial guidance, and anticipated upcoming milestones.  Interested investors and others may participate in the conference call by dialing 888-799-0528 (U.S.) or 706-634-0154 (international).  A replay of the webcast and teleconference will be available approximately three hours after the call.  To access the replay, please call 800-642-1687 (U.S.) or 706-645-9291 (international), and enter the conference ID# 3686296.  The teleconference replay will be available for five business days, and the webcast will be available on the Company’s website until the next earnings call.

To access the webcast, please log on to the Company’s website at www.intermune.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required.

About InterMune

InterMune is a biopharmaceutical company focused on developing and commercializing innovative therapies in hepatology and pulmonology.  The Company has a broad and deep late-stage product portfolio addressing HCV infections, particularly nonresponders, or those patients who do not respond to first-line therapy, and IPF.  Leading the hepatology portfolio is the DIRECT Trial, a Phase III study of daily Infergen plus ribavirin, and a Phase IIb trial of daily Infergen plus Actimmune with and without ribavirin for the treatment of HCV nonresponders.  In addition, InterMune has an early stage small molecule program targeted at the HCV protease.  The pulmonology portfolio includes pirfenidone and Actimmune.  Pirfenidone is being developed for the treatment of IPF and for the treatment of Hermansky-Pudlak Syndrome.  Actimmune is being investigated in the INSPIRE Trial, a Phase III study in patients with IPF. For additional information about InterMune and its development pipeline, please visit www.intermune.com.

Except for the historical information contained herein, this press release contains certain forward-looking statements that involve risks and uncertainties, including without limitation the statements related to anticipated future financial results and product development. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in InterMune’s Quarterly Report on Form 10-Q filed with the SEC on November 9, 2004 and other periodic reports filed with the SEC, including the following: (i) the risk that if physicians do not prescribe Actimmune for the treatment of IPF, an indication for which Actimmune has not been approved by the FDA, or if patient referral rates continue to decline, InterMune’s revenues will decline; (ii) risks related to regulation by the FDA and other agencies with respect to InterMune’s communications with physicians concerning Actimmune for the treatment of IPF; (iii) risks related to potential increases in Infergen sales; (iv) reimbursement risks associated with third-party payors; (v) risks related to whether InterMune is able to obtain, maintain and enforce patents and other intellectual property; (vi) risks related to significant regulatory, supply and competitive barriers to entry; (vii) risks related to the uncertain, lengthy and expensive clinical development and regulatory process, including having no unexpected safety, toxicology, clinical or other issues; (viii) risks related to achieving positive clinical trial results; (ix) risks related to timely patient enrollment and retention in clinical trials. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the 10-Q report and InterMune’s other periodic reports filed with the SEC.

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InterMune, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Revenues
Actimmune	$30,648	$35,356	$124,980	$141,402
Infergen	8,156	3,249	22,307	9,275
Amphotec and other	657	1,202	3,700	3,461
Total revenues	39,461	39,807	150,987	154,138

Costs and expenses:
Cost of goods sold	10,061	9,170	40,862	36,309
Amortization of product rights	776	777	3,103	8,358
Research and development	27,450	30,766	81,319	119,858
Milestone payments	0	0	0	12,150
Selling, general and administrative	23,279	20,478	76,157	68,451
Total costs and expenses	61,566	61,191	201,441	245,126

Loss from operations	(22,105)	(21,384)	(50,454)	(90,988)

Interest income	933	911	3,490	4,024
Interest expense	(317)	(2,780)	(5,091)	(10,037)
Other expense	(351)	0	(7,423)	0
Net loss	$(21,840)	$(23,253)	$(59,478)	$(97,001)

Basic and diluted net loss per share	$(0.68)	$(0.73)	$(1.86)	$(3.06)

Shares used in calculating basic and diluted net loss per share	32,035	31,759	31,943	31,665

InterMune, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	December 31, 2004	December 31, 2003

Cash, cash equivalents and available-for-sale securities	$183,024	$216,107
Other assets	82,987	72,394
Total assets	$266,011	$288,501

Total liabilities	$63,220	$51,257
Convertible subordinated notes	170,000	149,500
Stockholders’ equity	32,791	87,744
Total liabilities and stockholders’ equity	$266,011	$288,501